EXHIBIT 99.1
CORPORATE PARTICIPANTS
Edings Thibault Broadridge Financial Solutions, Inc. - Head of IR
Rich Daly Broadridge Financial Solutions, Inc. - President and CEO
Jim Young Broadridge Financial Solutions, Inc. - CFO

CONFERENCE CALL PARTICIPANTS
Peter Heckmann Avondale Partners - Analyst
Darrin Peller Barclays Capital - Analyst
David Togut Evercore ISI - Analyst
Patrick O'Shaughnessy Raymond James & Associates, Inc. - Analyst

PRESENTATION

Operator

Good morning. My name is Carneshia and I will be conference facilitator. At this time, I would like to welcome everybody to the Broadridge FY17 first quarter earnings conference call. As a reminder, this call is being recorded.

(Operator Instructions)

After the speaker's remarks, there will be a question-and-answer session.

(Operator Instructions)

I will now turn the call over to Mr. Edings Thibault, Head of Investor Relations. Please go ahead, sir.

Edings Thibault - Broadridge Financial Solutions, Inc. - Head of IR

Thank you, Carneshia. Good morning, everybody, and welcome to Broadridge's first quarter 2017 earnings conference call. Joining me on the call this morning are Rich Daly, our President and CEO; and Jim Young, our Chief Financial Officer. Please note that the earnings release announcing our first-quarter results that accompany this call may be found on the investor relations section of broadridge.com.
During today's conference call, we will be making forward-looking statements regarding Broadridge that involve risks. The summary of these risks can be found on the second page of the slides. We encourage participants to refer to our SEC filings, including our annual report on Form 10-K, for a complete discussion of forward-looking statements and risk factors faced by our business.
We will also be referring to several non-GAAP financial measures, including adjusted operating profit, which excludes the impact of the amortization of acquired intangibles and purchased intellectual property, as well as certain acquisition and integration expenses associated with the Company's acquisition activities. And adjusted EPS, which excludes the after-tax per-share amount of those same items.
We believe these non-GAAP provide investors with a more complete understanding of Broadridge's underlying operating results. A reconciliation to the comparable GAAP measures can be found in the earnings release and in the earnings statement -- the earnings presentation. Let me now turn to the call over to Broadridge's President and Chief Executive Officer, Rich Daly. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Thanks, Edings. Good morning, everyone. My only comment before we begin, on the election, is that we're certainly going to put a lot of effort in not having our earnings call the day after a presidential election going forward. Because as important as Broadridge is to, I know everyone on this call, and everyone here at Broadridge, somehow I think the world might be slightly more distracted by other events than Broadridge's earnings call. So with that, let's start.

I'd like to start off this morning with the highlight section on page 4 of our presentation slides. We delivered solid first-quarter results. While the first quarter is traditionally the smallest of the year, from a revenue and profit perspective, I am pleased to report that Broadridge is off to a good start for FY17 and is building on th momentum we saw in 2016.
We are re-affirming our FY17 guidance, and are on track to deliver the three-year financial objectives we laid out in late 2014. A key reason for our confidence is the continued momentum we see in closed sales. We book $22 million of closed sales in the first quarter, an increase of 26% versus last year.
Our sales pipeline is strong and the quality of our dialogues with clients is high. The integration of NACC, or Broadridge Customer Communications as it is now known, is going well. We're executing on our operational plans and putting in place the key building blocks of our digital strategy.
We continued to take steps to strengthen Broadridge's core proxy business by acquiring a software architecture that will enable the delivery of blockchain applications to our proxy clients within the next two to three years, building further on our long-term legacy of delivering technology-driven innovation to the proxy market.
Tuck-in acquisitions, which broaden our product line-up and leverage our distribution channels to give Broadridge additional paths to success, remain a key use of capital. Our acquisition of M&O Systems, which we announced last week, is consistent with Broadridge's long-term play book.
In summary, we are off to a good start to FY17. Broadridge is delivering solid top- and bottom-line results, and executing on key strategic priorities. Our strategy of creating multiple paths to success continues to enable us to pursue exciting opportunities driven by our unique market position.
Now, let's turn to slide 5 for a review of our first-quarter financial results. Total revenues rose 51% to $895 million in the first quarter. The acquisition of NACC was the largest contributor to our total growth, adding to both recurring revenues and to distribution revenues.
Recurring revenues rose 32%, to $517 million, excluding the impact of NACC. Broadridge's recurring revenue growth was driven by a combination of 3% organic growth and the impact of smaller acquisitions made in FY16.
That strong top-line growth resulted in 19% growth in adjusted operating income and 9% growth in adjusted EPS to $0.36. We reported nice growth in closed sales. As I noted earlier, closed sales rose 26% to $22 million, and we are re-affirming our FY17 guidance.
Let's turn to slide 6 for a review of our business. I would like to start our review with an update on the work we have been doing to analyze interim record growth, which measures the growth in the number of mutual fund and ETF positions serviced by Broadridge.
Last quarter, we reported that interim growth slowed at minus 1%; the first time that interim growth had slipped into negative territory since 2009, which pushed down full-year 2016 growth to 4%. In the most recent quarter, interim growth improved to positive 1%, still a number that is below recent levels.
So what is behind the lower growth in recent quarters? We analyze our internal data at the account level to see if we could isolate the drivers. That analysis is ongoing, but I want to share with you some of our initial findings.
We see no structural drivers behind the softer position growth. There is no evidence to suggest that Americans are turning away from investing in mutual funds and ETFs as a means of enhancing their savings. In fact, the total number of accounts continues to increase.
The increasing popularity of passive investing, including ETFs, is not driving the decline. Our work shows that investors with a passive orientation hold a similar number of funds as those who invest in active strategies.
One driver of the decline that we've been able to identify has been the drop in net funds flow to mutual funds and ETFs. As many of you know, these flows, which have been positive since 2009, declined from $200 billion to $300 billion annually to a slightly negative number in FY16. We see this as a cyclical phenomenon rather than a structural issue.
Net fund flows have begun to improve, although they remain soft. We have seen that reflected in our business, as evidenced by the modest uptick we saw in the first quarter.
Our analysis of interim record growth continues, including our most recent monthly data point of 7% growth in October. One month up or down is not conclusive, and we will update you regarding any additional findings on future calls.
My next topic is the integration of NACC. Four months after closing the acquisition of NACC, we are making strong progress in executing on our integration plans and have announced the closure of two facilities. I am pleased by our progress, and we are on track to achieve our target of $20 million in annualized cost synergies.
Also, as I noted last quarter, the key rationale for the acquisition was to differentiate and accelerate our digital strategy. The building blocks of this strategy are increasingly falling into place. Last quarter, I highlighted our relationship with Evernote. This quarter, I want to highlight the rollout last month of our Broadridge Communications Cloud, at Money 20/20 in Las Vegas.
The Broadridge Communications Cloud, using patented technology and analytics, connects our current network of more than 900 brands, hundreds of broker dealers, and thousands of corporate issuers with 138 million recipient households, receiving 5 billion annual communications, to a network of 10 digital channels, including Amazon, Dropbox and Evernote. Customers across multiple industries, including financial services, healthcare, and telecom, can use the Broadridge Communications Cloud to distribute essential customer communications like bills, statements, healthcare explanation of benefits, and regulatory and tax documents through any of these 10 digital channels based on consumer preference.
What is exciting is the potential for the Broadridge Communications Cloud to create a powerful network effect. Once a consumer elects to receive a bill or other statement in any channel from any brand within the Broadridge digital network, our proprietary algorithms identify additional matches where that consumer has relationships with other brands in the network. The consumer is then alerted to these new matches and can click to enroll. The power of this digital network is that brands that are not yet connected to a specific consumer online can now be connected by virtue of joining a network where other brands have already created a digital relationship, so that each new brand that joins increases the value of the total network.

In addition to accelerating digital adoption through this network, the Broadridge Communications Cloud also enables brands and consumers to interact in new ways by changing static PDFs into tailored interactive content. This will be achieved by integrating our channel partners' digital capabilities, our customers’ digital assets, and Broadridge's content management platforms to fundamentally transform essential customer communications.
We're still in early days here, and the model continues to evolve, but it is encouraging to see the building blocks in terms of product development, early client wins, and this most recent product rollout start to fall in place. Given its progress, I am optimistic about how this may evolve over the next several years, especially if we see some of the larger technology players make a big push to drive digital distribution.
We made another meaningful investment in the first quarter that we believe will enable Broadridge to continue to lead over the long term by acquiring the technology assets of Inveshare. The key to this acquisition is blockchain.
While lacking the extensive and critical functionality of Broadridge's industry-leading platforms, such as ProxyEdge and other voting reconciliation and compliance tools, Inveshare's intellectual property gives us a dynamic architecture that will allow more rapid prototyping and proof-of-concept development for developing distributed ledger capabilities without impacting our current architecture and functionality. In short, these technology assets will provide us a streamline framework that will enable more rapid development of blockchain applications for the proxy market.
Blockchain offers three potential benefits to the proxy marketplace. First it can increase efficiency by reducing the complexity of the reconciliation process that exists today. Second, it can increase security via encryption. And third, it can increase transparency around vote confirmation.
We intend to deliver enhanced corporate governance at a lower total cost as we build out our products on this framework. Moreover, Broadridge is uniquely well positioned to deliver blockchain to the proxy market.
Most blockchain applications require that all market participants sign onto a single framework, which is a huge obstacle to adoption. In proxy, Broadridge sits in the middle of a hub between our client, issuers, and other participants. So as we develop blockchain applications, those clients are ready to adopt blockchain and reap the benefits without having to wait for all other participants to come on board.
It is important to look at this investment as one made to strengthen the long-term fundamentals of our proxy business. Our role in the proxy market has been built up over the last decades precisely because we have consistently delivered innovation and savings.
There is a lot of excitement around blockchain, and rightfully so, but it is equally important to see it in the proxy market context as being the latest in a series of pioneering innovations that include telephone voting, E-delivery, the proxy edge institutional workflow, and other critical capabilities delivered by Broadridge that have enhanced the corporate governance process and Broadridge's market position over the last three decades.
Late last week, we announced the acquisition of M&O Systems, a leading provider of advisor compensation management solutions that help broker-dealers and wealth management firms support advisors and grow their businesses. This acquisition will enable Broadridge to offer wealth management firms and broker dealers a more complete suite of front- and back-office solutions, ranging from advisor compensation tools to mission-critical brokerage investment platforms.
These solutions can also help broker-dealers and financial advisors comply with the U.S. Department of Labor's new fiduciary rule, which we see as a compelling opportunity for Broadridge to support our clients and lower their cost of compliance. In other words, M&O is a classic Broadridge tuck-in acquisition.
As a reminder, tuck-in acquisitions like M&O are the primary focus of our M&A strategy and a key use of our capital. We have a healthy pipeline of similar tuck-in acquisitions, and we will continue to seek out opportunities that can complement our existing businesses and deliver attractive returns to Broadridge shareholders.
Let's turn to regulatory matters. Last month, the SEC adopted the Investment Company Reporting Modernization Rule. Not included in that rule, as adopted, was any change in the distribution of mutual fund annual and semi-annual reports.
What is clear is that reducing costs will continue to be a major goal for all of the participants in this process, including fund companies, investors, and brokers. At Broadridge, we are also committed to that goal and are actively investing to achieve it. It is worth remembering that through the application of e-delivery, managed account processing, householding, and other consolidations by Broadridge, we estimate that total fees paid by the fund industry to deliver annual and semi-annual reports have declined by 24% since 2010. That's a record of delivering value of which we are very proud and one we intend to continue to build upon.
We see our digital strategy and other innovations as having the potential to significantly raise electronic distribution, which will drive additional significant savings over the next several years, and increase investor interaction. Let me now turn the call over to Jim to walk through our financials.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Thanks, Rich, and good morning, everyone. I'll provide some additional details about our growth drivers, and comment on Broadridge's operating income and margin performance. I'll also try to address some of the questions many of you have asked about our potential exposure under our contract with Scottrade, in the wake of its announced sale to TD Ameritrade. Finally, I will close with a discussion of our balance sheet and uses of cash and review our full-year 2017 guidance, which we are re-affirming today.
Before I jump in, let me remind you that the first quarter has historically been our smallest revenue quarter, accounting for just over 20% of the total in recent years. Similarly, adjusted net earnings in the first quarter have historically averaged around 12% of the full year, so please keep this in mind as you analyze our results. Let's start with a quick recap.
First quarter 2017 recurring revenues rose 32% to $517 million, and total revenues rose 51% to $895 million. Adjusted operating income rose 19% to $82 million, and adjusted EPS rose 9% to $0.36. The drivers of our growth are laid out on page 7 of the presentation.
As I noted, total revenues grew 51%, to $895 million. The acquisition of NACC, which occurred on the first day of the fiscal quarter, was the biggest driver of our total growth, contributing $272 million to our revenues. That acquisition drove the increase in both recurring revenues and distribution revenues. Changes in foreign currency, specifically the weaker Canadian dollar and British pound, lowered our reported revenue growth by 1 percentage point, or $4 million.

Recurring fee revenues grew 32% to $517 million. Excluding the impact NACC, the growth in recurring revenues was largely organic. Revenues from closed sales accounted for 6 points of growth, which was partially offset by 3 points of client losses in neutral internal growth for a total organic growth of 3%. Tuck-in acquisitions, excluding NACC, added another 1 point of growth.
The pace of organic grow slowed, despite another healthy quarter of new business revenue additions. Losses were a little elevated, and internal growth, while a neutral contributor of the first quarter, was down from the 1% level seen in FY16. Generally, the slowdown was driven by several factors, including tepid stock and interim record growth and lower overall volumes of interim communications. None of this changes our revenue outlook for the year.
Turning to slide 8. Adjusted operating income rose 19% to $82 million in the fiscal first quarter of FY17. The growth in operating income was largely driven by the acquisition of NACC and the continued strong performance by our GTO segment, which was up 26%.
Adjusted operating income margins declined from 11.5% to 9.1% largely as a result of adding a lower margin NACC business. Adjusted EPS rose 9% to $0.36. Our net earnings were impacted by higher interest expense of $4 million and higher foreign currency transaction losses.
Turning to slide 9, I will discuss the performance of our ICS and GTO segments. ICS revenues rose 68% to $723 million, driven largely by the impact of higher recurring fee and distribution revenues from NACC.
ICS recurring revenues rose 52% to $329 million. On an organic basis, revenues rose 2%, as continued growth from net new business was partially offset by negative internal growth. The negative internal growth resulted from overall lower process interim communications, which offset growth and other product lines.
Both equity stock record growth and mutual fund interim position growth were 1% in the first quarter. These metrics are same-store sales measurements for the same period a year ago, and not always indicative of overall volume and revenue after accounting for timing and other anomalies.
As Rich explained earlier, mutual fund interim positions contracted in the fourth quarter, before modestly ticking up into positive territory in the first quarter. Our preliminary October interim's growth was 7%, and it is too early to determine a trend, and we are not relying on much growth for the balance of the year to achieve our guidance.
ICS earnings before taxes fell $1 million to $33 million in this relatively small earnings quarter for this segment. Pre-tax margins declined to 4.5% from 7.9%, primarily as a result of the margin-diluted impact of the NACC acquisition.
GTO recurring revenues rose 6% to $188 million, driven by the continued strength and net new business as new deals from last year's record sales continue to be on-boarded. While equity and fixed income volumes were down 3% and 2% respectively, internal growth was neutral as the overall mix of volumes resulted in a slightly favorable pricing mix.
Acquisitions also contributed 2 points to overall segment revenue growth. GTO earnings before taxes rose $8 million, or 26%, to $38 million, driven by higher revenues and continued efforts to realize cost efficiencies.
Before I move on from our GTO business, let me address our potential exposure in our relationship with Scottrade, which recently agreed to be acquired by TD Ameritrade. Scottrade is a client, and many of you asked about the financial impact of a cancellation. Now, as a policy, we do not comment on our contracts with individual customers, but I do want to make a few points to try to address some of the concerns you have raised. First, we do not expect to begin recognizing revenues from Scottrade until the second half of FY17, and the earnings contribution is expected to be modest. Second, there are a myriad of scenarios with this merger for us, ranging from losing the business outright to picking up more business.
In the scenario that we lose the processing business outright after the announced target close date in August 2017, the estimated EPS impact will be about $0.03 on a run-rate basis before taking into account protective provisions in the contract. We also provide several investor communications services for Scottrade, which align with services we provide TD Ameritrade, and thus, are excluded from this estimated impact.
Third, and finally, any downside analysis needs to consider protective provisions, including negotiated termination provisions, which would keep us largely economically whole over a multi-year period. I share this information in order to help you gauge the potential impact of Broadridge from the announced transaction. It is important to note that we first see these types of deals as potential opportunities. I hope this is helpful.
Moving on to slide 11. Free cash flow was negative, as is normally the case in the first quarter, and included $15 million of capital spending for software and other assets. These results do not impact our free cash flow targets for the full year.
Other significant uses of cash in the quarter included the purchase of NACC on July 1st, for a price of $410 million in cash, or $402 million net of cash acquired and other closing adjustments. And two, the acquisition of the Inveshare Technology assets in September for $95 million, which consists of $90 million in cash paid at closing and $5 million to be paid in September 2017. Further, we expect to make an additional payment of $40 million upon delivery of the new blockchain application, which we expect to be by September 2018.
The Inveshare Technology acquisition will not impact our adjusted operating income or adjusted EPS in 2017. We do expect higher non-GAAP adjustments or amortization expense of $15 million in FY17 as a result of this transaction. Please note that we've revised our non-GAAP definition to include amortization expense associated with the purchase of intellectual property, in addition to amortization expense resulting from business combination accounting.
Tuck-in acquisitions that complement our existing products and leverage our distribution remain a key component of our capital deployment strategy. As Rich discussed, we completed another modest tuck-in acquisition by acquiring M&O Systems last week, a leading software-as-a-service provider of advisor compensation management solutions for $25 million, net of customary working capital and other adjustment. This business is doing in the neighborhood of $10 million a year in revenue, and is not expected to have a material impact on our earnings in FY17.

We also spent $40 million to re-purchase shares. It is our practice to use proceeds from option exercises to re-purchase stock, which accounted for most of that re-purchase activity.

We have funded our activities during the first quarter using the cash we've raised as part of the $500 million senior notes offering completed in June, and by drawing on our revolver. Total debt outstanding as of September 30th was $1.1 billion, or 1.8 times trailing 12-month EBITDA, in line with our target leverage levels.
Before I hand the call back over to Rich for his closing remarks, I'd like to reaffirm our guidance for FY17, as shown on slide 11. We expect our recurring revenue to grow 29% to 31%, total revenue to grow 43% to 45%, our adjusted operating income margin to be approximately 15%, adjusted EPS to grow 12% to 17%, free cash flow to be in the range of $350 million to $400 million, and we expect closed sales in the range of $140 million to $180 million. This guidance still assumes 6% to 8% recurring fee growth, excluding NACC, as organic growth is expected to tick up from Q1 levels. Also, as you think about the second quarter, please remember that our second-quarter earnings, on average, have accounted for about 11% to 12% of full-year earnings.
In closing, as Rich mentioned earlier, we are on track to achieve the $20 million in annualized cost savings from the integration of NACC. But let me remind you that most of these savings will begin to be seen in our numbers over the course of FY18 and beyond, and we expect very little benefit from cost synergies in FY17.
We will, however, incur higher expenses, including capital expenditures associated with the integration in the balance of 2017. We look forward to updating you further on the integration and key milestones along the way. I'll now hand the call back to Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Thanks, Jim. Please turn to slide 12 for my closing remarks. Broadridge is off to a solid start to FY17. We reported strong top- and bottom-line growth, and we are reaffirming our 2017 guidance.
The integration of NACC is going well. We are making progress in bringing our two businesses together and are on track to deliver the cost synergies we laid out at the time of the deal.
We are implementing our digital strategy, which was a key strategic impetus for the transaction, by rolling out the Broadridge Communications Cloud and building the largest client and channel network in the industry. We invested in our proxy business by acquiring key technology that will enable us to deliver blockchain capabilities faster and with lower risk. We are committed to maintaining our leading role in the proxy market by delivering innovation to our clients. Last, our closed sales increased and our sales pipeline is strong.
The common factor in all of these trends is execution. When we hosted our investor day in late 2014, one of our key messages was that we wanted to transform Broadridge from a Company that relied on the market for its growth into a Company that was focused on providing solutions to our customers across the capital markets, wealth management, asset management, and corporate client segments. Focusing on our clients’ needs and delivering the breadth of products they require gives us multiple paths to achieve our objectives.
I am pleased with the progress we have made in making this a reality. Our organic revenue growth in this quarter was driven by higher sales, which is an indication that we are finding ways to add value to our clients, and by continued high retention and not by internal growth.
Our strong sales pipeline speaks to the depth of our client relationships and breadth of our products. The investments we are making in our business in both digital and blockchain should put us in a position to further extend the value we can offer. That progress and our continued focus on execution gives me increasing confidence that we will deliver on the three-year financial objectives we set, and continue to deliver top-quartile total shareholder returns for years to come.
Before I turn the call over to Q&A, let me thanks our associates. Thanks to their efforts, the service profit chain is alive and well at Broadridge, and their work is critical to the value we add to our clients. Now, let me turn the call over for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)
Your first question is from Peter Heckmann with Avondale.

Peter Heckmann - Avondale Partners - Analyst

Good morning, everyone.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Hi, Peter.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Hi.

Peter Heckmann - Avondale Partners - Analyst

Hi, can you talk a little bit about the Department of Labor's pending rule and some of the puts and takes? I'm wondering if that may have some -- be creating a pause in turnover in advisor portfolios that may be hitting positions, position growth. And then as well, would you expect the changes that the fund industry makes to fee structures or to fund share classes could then result in an uptick in mutual fund proxies over the next two quarters?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Pete, it's a terrific question, and, and that's part of the analysis that we're working on when I talked about analyzing the interim record positions. If you'll recall, we called out in the last call, our year-end call, that some of our larger retail clients have been pointing out to us that until the DOL rule dust settles, advisors have been very hesitant to put clients into new funds until they better understand the grandfathering aspects of the rule, and just how this whole fiduciary part of the rule is going to play itself out.
So it's clearly part of what's going on in the fund volumes beyond fund flows. But what we found was a pretty good correlation between fund flows and volumes, and fund flows are down.Now, the DOL rules are going to require a different way to service these assets. We're in the asset servicing business, in particularly, in communications. As the rule continues to work on lower fees, that's why our focus on digital, and our excitement about being the largest network to identify individuals, whether they do it through a brokerage account, whether they do it through a cable bill, whether they do it through a cell phone bill, whether they do it through a credit card bill, all the things we're servicing now and the largest network with those 5 billion pieces of content we distribute identifying ways to drive that cost of paper and postage out, we see as one of most significant ways, not only for the financial services industry, but for all industries, we are going to enable people to communicate more cost effectively.
And if should also be highlighted, because I mentioned it and I want to emphasize this, it also has to be a better experience, okay, both in terms of convenience and the content you're looking at. And if you go and look at the release from Vegas, it not only talks about this network, okay, at Money 20/20 but it also talks about enhanced content and enhanced experience.
So DOL is one of the factors; however, driving costs out through digital adoption, where we led it in proxy, we led it in interims, and now we're going to lead it for consumers, all right, is something we believe will enable us to have, not only maintain our strength in the market but pursue meaningful opportunities as this evolves going forward.

Peter Heckmann - Avondale Partners - Analyst

Okay. Okay. And then any thoughts on the need for more mutual fund proxies from any changes that funds need to make?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

You're talking about the event-driven side of this, Pete?

Peter Heckmann - Avondale Partners - Analyst

Yes.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Okay. We believe that we've been running below historic norms really because of cost management. There is, I'll call it interesting dialogue activities in some of the larger funds about the need to go to market. The timing of that, it's too early to tell, and so -- but we do believe that the event-driven side of this, we're beyond the historic lows. I can't tell you what it will be going forward, but I'm not expecting to be going back to historic lows.

Operator

Your next question comes from Darrin Peller from Barclays.

Darrin Peller - Barclays Capital - Analyst

Thanks, guys. Just on a bit of a higher level, what do you see as the potential? Maybe you could just help list off the potential for items that could lead to re-acceleration of the ICS segment organically, just given what we're seeing in the growth in the number of positions. Obviously decelerated and the event-driven is also hard to tell.
So I know data analytics is an initiative, your deals. And that will lead to the follow-on question of what the pro-forma growth could look like with an ACC and how that has been performing?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Hi, Darrin. This is Jim. So obviously, ICS on an organic basis a little light at 2%, with that interim softer, interim position growth. But look, I think as we think about new business, that's a big driver. At 3 points this quarter, we continue to believe that a lot of the emerging and acquired businesses that are still gaining steam and also are contributing disproportionately to our sales have the ability to drive that much higher.
So even in a scenario where position growth comes down, and let's say internal growth moves to something that's more flat, which we're not anticipating at the moment. But if it were to go more flat, we still think that net new business number can continue to be well more than at 3%, more in the 5% range, as we think about a lot of these new businesses growing. This is excluding the acquisition of NACC, so there's still a lot of growth left.

Darrin Peller - Barclays Capital - Analyst

Okay.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Obviously, we like the growth that comes from the interims and proxy and stock record positions, but that's not where we're focused date to day. It's all the sales activity, whether it's data and analytics or the adviser states, et cetera.
I think I have some kind of organic growth going forward, just a reminder, for NACC, as we layer in that business, it's going to contract for a couple of years as we work through. It's one the things we outlined at the time we announced the acquisition, including consolidation and the telecommunications industry. So that will decline for a bit before it rises back to higher levels and we start layering in what we think are good sales opportunities for -- on the combined entity.
So again, we're pretty optimistic about the growth and where our dollars are invested in are against these emerging acquired products that have continued to have really good sales performance.

Darrin Peller - Barclays Capital - Analyst

All right. It sounds, yes, go ahead Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Darrin, so let's take a step back, because really your expertise here is going to help you a lot more than, even in some ways, our expertise. It's not something that hasn't been very actively discussed on your side of the world that leading up to this election, money here and around the world has been somewhat on the sideline waiting to have a better understanding of what all this means, all right?
And I've been doing this, getting close to four decades now, and this is not the first time that I've seen questions about where the market is. Is it fully valued, isn't it fully valued, what does the political world mean? What do world events mean, et cetera, et cetera. And I don't even put this even close to some of the more significant activities we've lived through in the past, including 9/11.
With rates being where they are, all right, there's money can sit on the sidelines and stay in a money fund yielding a basis point or internationally having a negative return. The best place for returns historically, has been and I expect will be remain to be in the markets, all right? And as money comes into the market, those assets need to be serviced.
So I very much still love the position that ICS is in, all right, for a long-term point of view, all right. Because I still believe that markets, whether they correct, stabilize, they ultimately go to new heights. And we know that no matter how dire that situation seemed in the past at that moment, it's always proven to be true, so that's one the advantages of having more gray hair every day.
With that said, we transform the business when we spun from a Company that relied on markets, whether it be trades in our processing segment, or positions in our communications business, to a business that's gone out there and identified ways to enable our clients, okay, to meet the challenges going forward. And we have a really wide breadth of product.
One of the things that feels great right now is the position that GTO is in. And if you think about the way we transform GTO, all right, look at the NACC transaction. Because that, we didn't want to be in the statement business for these other entities. What we learned was the need, if you're going to be successful in driving digital, it's not the broker's choice; it's the consumer's choice, and we had to have a wider breadth of content to go after.
I am highly confident, as we go forward, in our ability to retain and win clients, all right, not because we're going to be the lowest price, but because we're going to drive people to the lowest cost and the best experience to service their customers. So I've lived through volumes going multiple places in position growth. Euphorically] high and abysmally low after the crisis. But we're now in a position where we can achieve our success with relatively flat volumes

Darrin Peller - Barclays Capital - Analyst

Right.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

I ultimately believe volumes will come back, right.

Darrin Peller - Barclays Capital - Analyst

So that's --

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

This money has to go somewhere.

Darrin Peller - Barclays Capital - Analyst

It sounded like that -- right, so hopefully it comes back. But even despite that, I think what you guys, and Jim, you were saying earlier also is just that even in this environment, there's enough catalysts and levers between data and analytics, new business and -- to reaccelerate to maybe a mid-single-digit rate from an organic standpoint for this segment.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Yes, the harder we work, the luckier we get here, Darrin.

Darrin Peller - Barclays Capital - Analyst

Right. Just a quick follow-up question on the GTO side. Obviously, we gets lots of questions around demand and the environment around financials, broadly retrenching on spending. Obviously it was Brexit now, it's other things, elections, et cetera. Any insight into what you're seeing from your clients on -- bigger clients on spending trends right now? It seems like the segment's growth rate has held up pretty well.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Darrin, we talked about sales and we talk about sales with confidence. And look, the $22 million is not a knock-you-out-of-your-seat number. The reason we're talking about it with that confidence is because of the pipeline, the size of it, the quality of the conversations, and the level within the largest financial institutions that those conversations are taking place. So, this industry needs to transform itself. It's not just a matter of taking heads out or reducing the costs per head; it needs to transform itself. And if you go back to the last quarter, we announced that one of the largest global banks, or one could even argue the largest, okay, but certainly in terms of what they do, went to seven platforms worldwide to Broadridge going forward, all right? That is not insignificant.
As other firms are looking at -- we can't announce who that client is on something like a call where we can't advertise it. What we can do is talk to every other firm about what's happening in the industry. And there is an enormous amount of interest in what's happening, particularly because of the size of the firms now that are saying, it just doesn't makes sense to do this on our own, particularly when Broadridge has created a solution, okay, that enables us to combine platforms around the global to create that level of efficiency. Okay.

Darrin Peller - Barclays Capital - Analyst
All right. Guys, thanks very much. Thank you.

Operator

Your next question is from David Togut, with Evercore ISI.

David Togut - Evercore ISI - Analyst

Thank you. Good morning, Rich and Jim.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Hi, Dave.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Hi, Dave.

David Togut - Evercore ISI - Analyst

Recognizing that the first quarter is seasonally the smallest quarter of the year from contribution to revenue and earnings. Adjusted EPS growth was 9%, under the 12% to 17% guidance for the year as a whole. Can you talk about the puts and takes at this point that would take you, let's say, to the low end of the range versus the middle or the high end of the range from what you see today?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Sure. David, this is Jim. Yes, obviously, as you said, first quarter is small, so growth off of a small base, not as meaningful. So look, we again, we reaffirm guidance. We have good confidence that we deliver that.So clearly, if some of the key variables, as we think about between the low and the high, clearly, if interim growth were to pick back up in a significant way, that's a variable that starts pushing you a bit higher. Clearly if event-driven revenue continues to grow like it did the last year, we're assuming more flattish this year. That's certainly a nice tailwind that would push you up into higher end of the range. Both of those variables obviously can have factors bringing you down to the low end of the range.But otherwise, we've got very good revenue visibility given the nature of the business, given the recurring revenue base and business under -- the revenue that we have under contract.
On the investment side, obviously, in any given year, we have got a set of investments we're trying to make, and this year's no different. Probably as large as ever. So those are always levers. Although, we're pretty disciplined about making sure we make the investments each year.
And then, obviously, I think one other variable when you have a large new business like we do with this NACC acquisition, you're still learning about that business. So it's not hard to have a few million dollars move either way, either in additional savings you find or frankly year-one costs as you integrate the business. So those are some of the variables that I think about at the moment, but we don't have the natural volatility that others might have just given the large recurring revenue base that we have.

David Togut - Evercore ISI - Analyst

Understood, that's helpful. Just as a quick follow-up, Rich, the tier-one banks that outsourced trade processing to you, do you get a meaningful revenue and earnings contribution from that contract in FY17?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Well, Dave, this is going to be a pretty meaningful conversion process, so you shouldn't be thinking of that as being a major uptick in 2017. What you should be thinking about is the strong sales that we've had over the years rolling into 2017, and that's some of the revenue visibility that Jim was talking about.

Operator

(Operator Instructions)
And you do have a follow-up question from Peter Heckmann with Avondale.

Peter Heckmann - Avondale Partners - Analyst

Guys, I may have missed it, but a lot of things going on this morning, as you note. But, Jim, your commentary around the percentage of earnings that typically comes from the second quarter, you do have what appears to be a fairly difficult comp with the event-driven revenue in the second quarter of FY16. So it looks like the consensus for the second quarter is about $0.41. Should we infer from your commentary that something more around the mid to high 30s is probably a little bit better number?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

I would just stick with the comments, Pete. I think you're right to highlight the very tough comp for next year. So back to David's question, we're not anticipating a lot of growth coming in the second quarter. I think queueing off of that 11% to 12% of our full-year earnings typically fall into the second quarter, will probably get you in the right zip code for what we're seeing right now.

Peter Heckmann - Avondale Partners - Analyst

Okay. Great. Thanks a lot. We'll talk to you next quarter.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Thank you.

Operator

Your next question is from Patrick O'Shaughnessy with Raymond James.

Patrick O'Shaughnessy - Raymond James & Associates, Inc. - Analyst

Hey, good morning, guys.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Hey, Pat.

Patrick O'Shaughnessy - Raymond James & Associates, Inc. - Analyst

So my question is around the Inveshare Technology assets that you acquired. Can you walk us through the build versus buy decisions that you made? Obviously it's a pretty big investment for a technology that's not completely developed at this point. What led you to say, you know what, let's not do this internally, let's buy this from Inveshare?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Patrick, this is Rich, good morning. Yours truly really drove that. As I heard the noise about blockchain, we are participating with our clients on blockchain dialogues as it relates to back-office processing, which is mind-numbingly complex.
As we looked at markets like Estonia and Australia, what I knew, as the leader in proxy and as somebody -- as an organization and as a leader myself who has led proxy for decades, I needed a faster path than the build path. And what I highlighted in the call was that the Inveshare Technology does not cover all the functionality or ProxyEdge and lots of reconciliation things we do, but it's on a more current architecture. And by starting with that as our starting point, our technical people said to me, without question, we can get to a blockchain solution faster than the path of going it on our own. That's what led to that decision.
So we intend, through this transaction where we've already gotten the reaction in the marketplace, for the world to again look to Broadridge to lead. What's unique about proxy for Broadridge versus anyone else is because we already connect all the parties, the toughest part of blockchain is getting the parties connected.
So hypothetically, if IBM wants to get instant voting results via blockchain and another company does not want to participate in it, okay, we would be in the unique position with this solution that when the Inspector of Election or Corporate Secretary closes the poll at IBM, all right, it won't be, here's our preliminary results and we'll issue them in an 8-K within 48 hours. It will be, they closed the polls, and instantly at that second, split second, every vote received through that split second is now in front of that Corporate Secretary, all right?
So there are other efficiencies that this will drive, but most importantly is Broadridge is the leader in proxy. And if you're going to remain the leader, you can't say, well, we like what we have, and we don't want to be concerned about making investments. You need to invest to remain the leader. And so everyone should interpret this as that Broadridge will continue to invest at the levels required to lead across the markets we lead in.

Patrick O'Shaughnessy - Raymond James & Associates, Inc. - Analyst

Got it, and then a follow-up question would be to what extent are you concerned that through this investment you've now capitalized a smaller competitor in the proxy space and maybe make them a more viable threat to you?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

There will always be competition out there. We think the differentiation, and that's why I emphasize the functionality. The differentiation between what we do and anyone else can do is very dramatic. We spend more on cybersecurity than all of our competitors combined have in revenue.
So we live in a world where the days of a Rich Daly starting a proxy business in an extra bedroom are over, because the requirements to get to even the cybersecurity needs, no one who gave me the data almost 30 years ago would give it to me today. That's the reality. And no one worth talking about would give me the data. So this is not about that aspect of it.

We remain highly confident that our value proposition is very well differentiated versus any other offering in the market, and that's why we continue to win. There have been better deals on the table for virtually all of our clients for quite some period of time.

Operator

And at this time, there are no questions. Speakers, do you have any closing remarks?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

All right. Well, it certainly is going to be very interesting day today, and I regret to say it's probably not just because of Broadridge's earnings call. We're three minutes into the open now, so I'm sure everyone wants to get off to that.
We'll remind you that we have an investor lunch on November 16th in New York City. We would certainly look forward to seeing you there, and we look forward to discussing Broadridge as we go forward. I've said this many times before, but it requires particular emphasis today, choose to have a great day. Thank you.

Operator

This concludes today's conference. You may disconnect.